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Exhibit 99

                                                               PR NEWSWIRE

            NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES EARNINGS
           FOR THE THIRD FISCAL QUARTER & THE NINE MONTH PERIOD

Red Bank, N.J. August 12, 2004 -- North European Oil Royalty Trust (NYSE-NRT) announced that Trust net income for its third fiscal quarter ended July 31, 2004 was $3,351,901. This level of net income represents a decline of 22.9% from the net income for the prior year's equivalent period.

The declines in gas sales and gas prices under both the higher royalty rate agreement covering western Oldenburg and the lower royalty rate agreement covering the entire Oldenburg concession combined to produce the sizeable drop in net income. The slight improvement in the average exchange rate only had a minor positive impact. Gas sales from western Oldenburg declined by 10.3% to 15.16 billion cubic feet ("Bcf"). Gas sales under the lower royalty rate agreement declined by 10.5% to 38.6 Bcf. The average prices for gas sold under the higher and lower royalty rate agreements dropped by 24.6% to 1.1276 Euro cents per Kilowatt hour ("Ecents/Kwh") and 15.3% to
1.1858 Ecents/Kwh, respectively. This decline was the most significant factor affecting royalties this quarter. Based on the value of the royalties at the times of transfer the average value of the Euro rose 4.7% to a dollar equivalent value of $1.2128 compared to $1.1586 in the third quarter of 2003. Using the average value for the Euro to convert German gas prices into more familiar terms yields average gas prices for the higher and lower royalty rate areas respectively of $3.90 and $4.03 per Mcf.


                     NORTH EUROPEAN OIL ROYALTY TRUST

Quarter Ended                    7/31/04                  7/31/03

German Royalties Received      $ 3,506,720              $ 4,536,318
Net Income                       3,351,901                4,352,137
Net Income Per Unit               $ 0.38                   $ 0.49


Nine Months Ended                 7/31/04                 7/31/03

German Royalties Received      $11,942,458              $14,002,637
Net Income                      11,344,703               13,401,047
Net Income Per Unit               $ 1.27                   $ 1.50


The Trust declared a distribution to unit owners of 37 cents per unit for the third fiscal quarter, making the total distribution for the nine month period $1.26 per unit compared to $1.50 for the same period last year. The distribution will be paid on August 25, 2004 to holders of record on August 13, 2004.

Contact -- John H. Van Kirk, Managing Trustee, or John R. Van Kirk, Managing Director, telephone: (732) 741-4008, e-mail: NEORT@AOL.Com.